Exhibit 10.1

VIA FACSIMILE 954-217-1710

March 26, 2007

Mr. Jay Pat Richardson

1270 Leeward Way

Weston, FL 33327

Dear Mr. Richardson:

The following offer of employment is presented for your formal acceptance:

1.               Position of Vice President of Finance, Biomet, Inc.

2.               Annual salary of $ 250,000 per year.  Bi-weekly salary at commencement of employment will be $ 9,615.38, to be reviewed in December 2007.

3.               Inclusion in the Biomet, Inc. Management Merit Bonus program with a target bonus of 60% of base salary.

4.               A car allowance of $13,000.00 annually, which will be paid with bi-weekly payroll in the amount of $ 500.00 per pay period.

5.               Two (2) weeks vacation in calendar year 2007.

6.               Subject to compliance with applicable state and federal securities laws, and subject to closing of the Agreement and Plan of Merger among the Company, LVB Acquisition, LLC and LVB Acquisition Merger Sub, Inc., dated December 18, 2006 (the “Transaction Agreement”), you will be granted an equity interest in Biomet, Inc. or one of its affiliates pursuant to an equity incentive plan, the terms and conditions of which will be determined by the private equity firms that have agreed to acquire Biomet, Inc.  Your equity interest in the new Biomet entity will be commensurate with your position with the Company.

In the event that the Transaction Agreement is terminated, you will be entitled to equity awards issued by the Compensation and Stock Option

Committee of Biomet’s Board of Directors that are commensurate with your position with the Company.  The option will be subject to the terms and conditions applicable to options granted under Biomet, Inc.’s 2006 Equity Incentive Plan, as described in that Plan and the applicable stock option agreement.  The exercise price per share will be equal to the fair market value per share on the date the option is granted.

7.               Inclusion in the Executive Severance Plan and a Change in Control Agreement.

8.               Group medical and life insurance coverage effective your actual date of hire, to also include long-term disability coverage.  Biomet is currently paying the full premium for these plans.

9.               Inclusion in the Employee Stock Bonus Plan, and 401(k) Profit Sharing Plan, in accordance with each plan’s provisions.

10.              All other benefits and programs offered by Biomet, Inc. in accordance with each plan’s provisions.

11.              Brad Tandy, Biomet’s Acting General Counsel, is in the process of preparing    a Confidentiality, Non-Disclosure and Non-Competition Agreement for your review and signature.  You will agree to sign Biomet’s Confidentiality, Non-Disclosure and Non-Competition Agreement and abide by its terms.

12.              Relocation package to include:

A.                Reimbursement for your actual and reasonable relocation expenses for personal property from Weston, FL by a household mover acceptable to both yourself and Biomet.  We will require two (2) quotes and the coordination of movers will be done by Darlene Whaley in the Human Resources Department of Biomet.  Biomet will not consider charges for unpacking belongings in Warsaw, IN.

B.                  The Company will reimburse reasonable costs for two (2) trips, of up to six (6) days house-hunting in Warsaw.  This includes reimbursement for mileage, meals at $25.00 per day per person, lodging, and any other reasonable costs.

C.                  The Company will reimburse the real estate agent’s commission to a maximum of 5% of the sales price of your current home.

D.                 The Company will pay your  temporary housing expenses for a period of thirty (30) days in connection with your relocation. .  Upon your request, this allowance can be applied to either your monthly rent or existing house payment, whichever is greater.

Should your employment be terminated for any reason during (i) your first year of employment, you will reimburse 100% of your actual relocation expenses, (ii) your second year of employment , you will reimburse 66% of your actual relocation expenses and (iii) your third year of employment, you will reimburse 33% of your actual relocation expenses.

Your formal acceptance of this offer may be accomplished by signing where indicated below, and returning the original to my attention by Friday, March 30, 2007.  If we do not receive your signed letter by this date, the offer is void.  Your actual date of hire will be mutually agreed upon between you and Jeff Binder.

All offers of employment are contingent upon the negative results of a drug and alcohol screen which must be completed before your actual date of hire.

As we anticipate your prompt reply, please feel free to contact Brad Tandy or myself with any questions.  Welcome to the Biomet Team!

Sincerely,

/s/ Darlene Whaley

Darlene Whaley

SR VP Human Resources

Biomet, Inc.

ACKNOWLEDGED AND AGREED:

/s/ Jay Pat Richardson
Jay Pat Richardson

Cc:	Bradley J. Tandy
Senior Vice President, Acting General Counsel and Secretary
Biomet, Inc.